UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 21, 2012

Dr. Tattoff, Inc.
 (Exact name of registrant as specified in charter)

Florida	000-52836	20-0594204
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8500 Wilshire Boulevard, Suite 105
Beverly Hills, California, 90211
 (Address of principal executive offices / Zip Code)

(310) 659-5101
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 21, 2012, Dr. Tattoff, Inc. provided notice to its shareholders of a 7-for-1 reverse stock split, in accordance with Section 607.10025 of the Florida Business Corporation Act. The terms of the reverse stock split are set forth in the Articles of Amendment to Dr. Tattoff’s Articles of Incorporation, a copy of which is attached hereto as Exhibit 3.1 and incorporated by reference herein.  The Articles of Amendment were approved by Dr. Tattoff’s Board of Directors on February 21, 2012, and filed with the Florida Department of State on February 21, 2012.  The notice to shareholders described above constitutes the final requirement under Section 607.10025 of the Florida Business Corporation Act to be taken by Dr. Tattoff with respect to the reverse stock split.

As a result of the reverse stock split, each seven shares of Dr. Tattoff’s issued and outstanding common stock were automatically converted into one issued and outstanding share of common stock.  No fractional shares were issued in connection with the reverse stock split.  Instead, each shareholder’s new share count was rounded up to the nearest whole share if the number of shares is not evenly divisible by the ratio of the reverse stock split.

In addition to setting forth the terms of the reverse stock split, the Articles of Amendment also ratably decreased the number of Dr. Tattoff’s authorized shares to 28,571,429, consisting of 25,714,286 shares of common stock and 2,857,143 shares of preferred stock.  The number of shares of Dr. Tattoff’s common stock underlying stock options was also ratably decreased in connection with the reverse stock split.

The reverse stock split has no impact on Dr. Tattoff shareholders’ proportionate equity interests or voting rights, or the par value of Dr. Tattoff’s common stock, except to the limited extent that the reverse stock split resulted in any fractional shares being rounded up to the nearest whole share.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

3.1	Articles of Amendment to the Articles of Incorporation of Dr. Tattoff, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DR. TATTOFF, INC.
(Registrant)

Dated: March 22, 2012	By:	/s/ John Keefe
John Keefe
Chief Executive Officer

Exhibit Index

Exhibit No.	Description of Exhibit

3.1	Articles of Amendment to the Articles of Incorporation of Dr. Tattoff, Inc.